                                                Filed Pursuant to Rule 424(b)(5)
                                                   Registration Number 333-41480

PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 31, 2001)


                            AIRTRAN HOLDINGS, INC.

                                 COMMON STOCK
                       WARRANTS TO PURCHASE COMMON STOCK

The Offering

       This prospectus relates to the offer and sale by Boeing Capital Loan Corporation ("Boeing Capital") from time to time of:

          . warrants to purchase 3,000,000 shares of our common stock and the shares of common stock issuable upon the exercise of the warrants; and

          . up to 3,228,782 additional shares of our common stock which are issuable to Boeing Capital upon conversion of certain convertible promissory notes held by Boeing Capital.

Trading Market

       Our common stock is listed and quoted on the American Stock Exchange under the symbol "AAI." There is no public market for the warrants. We do not intend to apply, and are not obligated to apply, for listing of the warrants on any securities exchange or any automated quotation system.

Use of Proceeds

       We will not receive any proceeds from the sale of warrants or shares of our common stock by Boeing Capital. We will receive the proceeds of the exercise price of any of the warrants if and when they are exercised, unless they are exercised pursuant to a "cashless exercise" provision, as described on page S-6 of this prospectus supplement under the heading "Description of Warrants -- Exercise."

Offering Expenses

       We have agreed to bear specific expenses in connection with the registration and sale of the warrants and shares of common stock being offered by the selling holders.

Risk Factors

       See "Risk Factors" beginning on page S-1 of this prospectus for a discussion of risks that you should consider before purchasing the warrants or shares of common stock.

Neither the Securities and Exchange Commission or state securities regulators has approved or disapproved these securities, or determined if this prospectus supplement and the prospectus to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is June 18, 2001.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

                             PROSPECTUS SUPPLEMENT
Important Notice About Information in this Prospectus Supplement and the Accompanying Prospectus......................................  S-1
Risk Factors..............................................................  S-1
Description of the Warrants...............................................  S-6
Boeing Capital Loan Corporation........................................... S-10
Use of Proceeds........................................................... S-10

                                  PROSPECTUS

AirTran...................................................................    1
Use of Proceeds...........................................................    2
Ratio of Earnings to Fixed Charges........................................    2
Description of Capital Stock..............................................    3
Description of Debt Securities............................................    7
Description of Warrants...................................................   14
Selling Security Holders..................................................   16
Plan of Distribution......................................................   17
Legal Matters.............................................................   19
Experts...................................................................   19
Where You Can Find More Information.......................................   19
Forward-Looking Statements................................................   20

                             ---------------------

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the prospectus accompanying this prospectus supplement. We have not authorized anyone to provide you with information that is different. You should not assume that the information in this prospectus supplement is accurate as of any date other than June 18, 2001.

                             ---------------------

     Unless we specify otherwise, references in this prospectus supplement to "AirTran," "we," "us" and "our" are to AirTran Holdings, Inc. and its subsidiaries.

                  IMPORTANT NOTICE ABOUT INFORMATION IN THIS
             PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

     This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part, the base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer to the "prospectus," we are referring to both parts combined.

                                 RISK FACTORS

     Before purchasing warrants or shares of common stock, you should carefully consider the risks described below in this section and the risks described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

     There are a large number of shares that may be sold in the market following this offering, which may depress the market price of our common stock.

     Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. All of the shares of common stock being sold in this offering and all of the shares of common stock issuable upon exercise of the warrants being sold in this offering, an aggregate of 6,228,782 shares of common stock, or approximately 8.5% of our common stock on a fully diluted basis as of April 30, 2001, will be freely tradable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by our affiliates.

     No public market exists for the warrants.

     The warrants are new issues of securities with no established trading market and will not be listed on any securities exchange. Under the registration rights agreement applicable to the warrants we are required to use our best efforts to file and have declared effective a registration statement registering the warrants and the shares issuable upon exercise of the warrants. The registration statement of which this prospectus forms a part is intended to satisfy that requirement. However, we cannot assure you that an active trading market for the warrants will develop.

     If we are unable to sustain profitability we may not be able to repay our financing obligations.

     We recorded significant net losses in each year from 1996 to 1999. Our earnings before fixed charges for each of these years were inadequate to cover fixed charges. Although we recorded net income of $47.4 million in 2000, our incurrence of losses or failure to cover fixed charges in the future may have a material adverse effect on our financial condition and our ability to repay our financing obligations.

     We have a significant amount of debt which could impair our ability to make principal and interest payments on our debt obligations and lease payments on our lease obligations.

     We are highly leveraged and will continue to have significant debt obligations. In April 2001, we refinanced certain of our indebtedness by entering into an agreement with Boeing Capital for an aggregate of $201.4 million of new indebtedness. In 2000, we acquired three B717 aircraft by issuing $63.1 million in promissory notes. In 1999, we issued $178.9 million of enhanced equipment trust certificates (EETCs), the proceeds of which were used to acquire ten B717 aircraft; eight of those ten EETC-financed B717s were delivered in 1999 and the remaining two were delivered in 2000 (those two aircraft were subsequently sold to a third party lessor and leased back from such lessor). Additionally, we may incur substantial additional debt related to aircraft deliveries. For more information regarding our outstanding indebtedness, see the "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" section of our reports filed with the SEC.

     Our ability to make scheduled payments of principal or interest for our financing obligations depends on our future performance and financial results. These results are subject to general economic, financial, competitive, legislative, regulatory and other factors that are, to some extent, beyond our control.

     The amount of our debt could have important consequences to investors, including the following:

  . a substantial portion of our cash flow from operations must be dedicated to debt service and will not be available for operations;

  . our ability to obtain additional financing for aircraft purchases, capital expenditures, working capital or general corporate purposes could be limited;

  . our vulnerability to adverse economic and industry conditions may be greater than our larger and more financially secure competitors;

  . eleven B717 aircraft are pledged as collateral to secure aircraft acquisition debt with a principal balance of $195.0 million as of December 31, 2000;

  . substantially all of our existing assets (including flight and other equipment, inventory, receivables and our maintenance hangar) and certain assets to be acquired by us in the future are pledged as collateral to secure the obligations under the Boeing Capital refinancing transactions; and

  . future B717 aircraft to be acquired by us will be pledged as collateral to secure aircraft acquisition debt we incur.

     Covenants in our debt instruments could limit how we conduct our business, which could affect our long-term growth potential. Our debt instruments contain covenants that, among other things, restrict our ability to:

  .  incur additional indebtedness;

  .  pay dividends and make other distributions;

  .  prepay subordinated indebtedness;

  .  make investments and other restricted payments;

  .  create liens;

  .  sell assets;

  .  enter into certain mergers; and

  .  engage in certain transactions with affiliates.

     Our current and future financing arrangements contain and are expected to continue to contain similar or more restrictive covenants. As a result of these restrictions, we may be limited in how we conduct business, and we may be unable to raise additional debt or equity financing to operate during general economic or business downturns, to compete effectively, or to take advantage of new business opportunities. This may affect our ability to generate revenues and make profits. Without sufficient revenues and cash, we may not be able to pay interest and principal on our indebtedness.

     Our failure to comply with the covenants and restrictions contained in our indentures and other financing agreements could lead to a default under the terms of those agreements. If such a default occurs, the other parties to these agreements could declare all amounts borrowed and all amounts due under other instruments that contain provisions for cross-acceleration or cross-default due and payable. If that occurs, we may not be able to make payments on our debt, meet our working capital and capital expenditure requirements, or be able to find additional alternative financing. Even if we obtain additional alternative financing, we cannot guarantee investors that this financing would be on favorable or acceptable terms.

     Further increases in fuel costs will negatively affect our operating expenses and financial results.

     The cost of aircraft fuel is a significant expenditure for us. Aircraft fuel expense accounted for approximately 26% of our 2000 operating expenses. Increases in fuel prices or a shortage of supply could have a material adverse effect on our operations and operating results. The impact to our operations is disproportionately higher on average than to our competitors, primarily due to the fact that many of our competitors are currently using a larger percentage of more fuel-efficient aircraft, have favorable hedging positions and, accordingly, have fuel costs that represent a smaller portion of their total costs. Subject to market conditions, we may implement fare increases to offset increases in the price of fuel. There can be no assurance that any such fare increase will completely offset higher fuel costs or not adversely impact our competitive position.

     Our fuel prices are currently at historically high levels, having increased from approximately $0.53 per gallon in the fourth quarter of 1999, to approximately $1.23 per gallon in the fourth quarter of 2000, net of hedges. Despite this increase, we have been able to achieve improvements in our operating margins through the addition of new, fuel-efficient B717 aircraft which consume 24% less fuel than our existing fleet.

     Aircraft fuel costs are highly correlated to oil prices and thus fluctuate with changes in supply and demand for oil. Due to the effect of world and economic events on the price and availability of oil, the future availability and cost of aircraft fuel cannot be predicted with any degree of certainty. Based on our 2001 projected fuel consumption, we estimate that a 10% increase in the average price per gallon of aircraft fuel for the year ended December 31, 2000, would increase our fuel expenses by approximately $9.7 million, net of fuel hedge instruments currently outstanding, for the year ending December 31, 2001.

     Our operating results may suffer because of competition in the low-fare airline markets we serve.

     The airline industry, in general, and the low-fare sector in particular, is highly competitive and is served by numerous companies. We may face greater competition in the future. Any increased competition could have a negative impact on our business and operating results.

     The profitability of our operations is influenced by the condition of the U.S. economy, that may impact the demand for discretionary travel and our competitive pricing position. A substantial portion of our business is discretionary travel, which declines during economic downturns.

     We depend heavily on the Atlanta market to be successful.

     Our business strategy has focused and is expected to continue to focus on adding flights to and from our Atlanta base of operations. A reduction in our share of the Atlanta market or reduced passenger traffic to or from Atlanta could have a material adverse effect on our financial condition and results of operations. In addition, our dependence on a primary hub and on a route network operating largely on the East Coast makes us more susceptible to adverse weather conditions and other traffic delays along the East Coast than some of our competitors that may be better able to spread these traffic risks over larger route systems.

     Airline strategic combinations could have an impact on our operations in ways yet to be determined.

     The strategic environment in the airline industry changes from time to time as carriers implement varying strategies in pursuit of profitability, including consolidation to expand operations and increase market strength, and entering into global alliance arrangements. The proposed merger of United Airlines and US Airways, if completed, and the recent acquisition by American Airlines of Trans World Airlines could materially affect the airline industry. However, because the United/US Airways merger has not yet been approved or completed and the American acquisition of TWA is so recent, we are unable to predict what effect, if any, the foregoing transactions or other changes in the strategic landscape may have on our business, financial condition and results of operations.

     Much of our fleet consists of older airplanes which could increase our costs of maintenance and negatively impact our business and financial results.

     As of December 31, 2000, the average age of our operating aircraft fleet was approximately 22 years. As a result, we have incurred increased overall operating costs due to the higher maintenance and other operating costs associated with older aircraft.

     We are required to comply with all applicable regulations and airworthiness directives issued by the FAA with respect to aging aircraft. As a result, our costs of maintenance, including costs to comply with aging aircraft requirements for our DC-9 and B737 aircraft, may increase in the future.

     We believe that our aircraft are mechanically reliable based on the percentage of scheduled flights completed. However, we cannot guarantee that our aircraft will continue to be sufficiently reliable over longer periods of time.

     Furthermore, given the age of our fleet, any public perception that our aircraft are less than completely reliable could have a material adverse effect on our business.

     If we are not able to fulfill our purchase commitments for new aircraft, our growth could be slowed.

     As of March 31, 2001, we had commitments with an affiliate of Boeing to acquire 31 additional Boeing 717 (B717) aircraft. The delivery of these aircraft is scheduled to continue through 2003. As of March 31, 2001, we had options and purchase rights with an affiliate of Boeing to acquire 50 additional B717 aircraft. The options and purchase rights, to the extent exercised, would provide for delivery to us of all of our B717s on or before September 30, 2005. In April 2001, we exercised two options and accelerated the delivery of these option aircraft to the fourth quarter of 2001. We cannot guarantee that we will be able to obtain satisfactory financing for the portion of the purchase price not included in the airframe manufacturer and/or its affiliates' financing support. Should we default on our obligations,

Boeing would have the right to exercise remedies including the right to terminate the purchase agreement and its financing commitments. If we are unable to purchase these aircraft, our ability to increase our number of flights could be negatively impacted. On the other hand, if our growth slows or air travel in general decreases, we may not be able to utilize all the aircraft we have committed to purchase. If we cannot use such aircraft, we may be required to sell or lease such aircraft on terms which will depend upon market conditions at the time. We could suffer a financial loss from any such sales or leases. The retirement of other aircraft in our fleet may also be accelerated in the event our growth slows, air travel decreases generally in our markets, or if significant regulatory requirements are imposed on older aircraft.

     Our reputation and financial results could be negatively affected in the event of a major aircraft accident.

     A major accident involving our aircraft could involve not only repair or replacement of a damaged aircraft and its consequent temporary or permanent loss from service, but also significant potential claims of injured passengers and others. Moreover, any aircraft accident, even if fully insured, could cause a public perception that our aircraft are less safe or reliable than other airlines, and that could have a negative effect on our business. The occurrence of one or more incidents or accidents involving our aircraft could have a material adverse effect on the public's perception of us and our future operations.

     We are required by the DOT to carry liability insurance on each of our aircraft. We currently maintain liability insurance in amounts and of the type consistent with industry practice. Although we currently believe our insurance coverage is adequate, the amount of such coverage may be changed in the future or we may be forced to bear substantial losses from accidents. Substantial claims resulting from an accident in excess of related insurance coverage could have a material adverse impact on our business and financial results.

     We are subject to extensive regulation by the FAA, the DOT, and other governmental agencies, compliance with which could cause us to incur increased costs and negatively affect our business and financial results.

     We are subject to a wide range of governmental regulation, including regulation by the FAA. For example, in the last several years, the FAA has issued a number of maintenance directives and other regulations relating to, among other things, retirement of older aircraft, security measures, collision avoidance systems, airborne windshear avoidance systems, noise abatement, and increased inspections and maintenance procedures to be conducted on older aircraft. A modification, suspension or revocation of any of our FAA authorizations or certificates could adversely impact our business. We expect to continue to incur expenses for the purpose of complying with the FAA's aging aircraft regulations. In addition, several airports have recently sought to increase substantially the rates charged to airlines, and the ability of airlines to contest such increases has been restricted by federal legislation, DOT regulations, and judicial decisions.

     Additional laws and regulations have been proposed that could significantly increase the cost of airline operations by imposing additional requirements or restrictions on operations. Laws and regulations have also been considered that would prohibit or restrict the ownership and/or transfer of airline routes or takeoff and landing slots. Also, the availability of international routes to United States carriers is regulated by treaties and related agreements between the United States and foreign governments that are amendable. We cannot predict what laws and regulations may be adopted or their impact and we cannot guarantee that laws or regulations currently proposed or enacted in the future will not adversely affect us.

                          DESCRIPTION OF THE WARRANTS

     We issued a warrant certificate to Boeing Capital evidencing the 166,400 warrants offered hereby pursuant to a warrant agreement between us and Wilmington Trust Company, as warrant agent. The following summary of some of the provisions of the warrant certificate and the warrant agreement does not purport to be complete and is qualified in its entirety by reference to the warrant certificate and the warrant agreement, each of which is filed as an exhibit to the Report on Form 8-K that we filed with the SEC on the date of this prospectus supplement.

General

     Each warrant, when exercised, will entitle the holder to receive 18.02885 fully paid and nonassessable shares of our common stock, at an exercise price of $4.51 per share, subject to adjustment in specified cases as described below. The 166,400 offered warrants, if exercised, would result in the issuance of an aggregate of 3,000,000 shares of common stock, or approximately 4.1% of our common stock on a fully diluted basis as of April 30, 2001. The warrants are presently exercisable and will remain exercisable until 5:00 p.m. New York City time on April 12, 2006, at which time they will expire.

     Certificates for warrants will be issued in fully registered form only. Subject to the terms of the warrant agreement, warrant certificates evidencing the warrants may be surrendered for exercise or exchange, and the transfer of warrant certificates will be registrable, at our office or agency maintained for such purpose, which is currently the corporate trust office of the warrant agent in Wilmington, Delaware. No service charge will be made for registration of transfer or exchange of any warrant certificate so surrendered. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of warrant certificates.

No Rights as Shareholders

     Warrant holders, as such, are not shareholders of AirTran and do not have the right to vote on matters submitted to our shareholders or to receive dividends. The holders of the warrants will not be entitled to share in our assets in the event of our liquidation, dissolution or the winding up.

     In the event a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised warrants are executory contracts which may be subject to rejection by us with approval of the bankruptcy court, and the holders of the warrants may, even if sufficient funds are available, receive nothing or a lesser amount as a result of the bankruptcy case than they would be entitled to if they had exercised their warrants prior to the commencement of the bankruptcy case.

Exercise

     The warrants may be exercised by surrendering to the warrant agent the warrants to be exercised with the accompanying form of election to purchase properly completed and executed, together with payment of the exercise price. Payment of the exercise price may be made at the holder's election (i) in cash in United States dollars by wire transfer or by certified or official bank check payable to the order of "AirTran Holdings, Inc." or (ii) by the surrender of one or more warrant certificates (and without the payment of the exercise price in cash) in exchange for a number of shares of our common stock equal to the product of (a) the number of shares of common stock for which such warrant is exercisable as of the exercise date (if the exercise price were being paid in cash), and (b) the cashless exercise ratio. The "cashless exercise ratio" shall equal a fraction, the numerator of which is the excess of the current market value per share (as defined) of the common stock on the exercise date over the exercise price per share as of the exercise date and the denominator of which is the current market value per share of common stock on the exercise date. Upon surrender of a warrant certificate representing more than one warrant, the number of shares of common stock deliverable upon a cashless exercise shall be equal to the product of the number of shares of common stock issuable in respect of those warrants that the holder specifies are to be exercised pursuant to a cashless exercise multiplied by the cashless exercise ratio.

     Upon surrender of the warrants and payment of the exercise price, we will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole shares of common stock to which the holder is entitled. If less than all of the warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of warrants.

     No fractional warrant shares will be issued upon exercise of the warrants. We will pay to the holder of the warrant at the time of exercise an amount in cash equal to the current market value of any such fractional warrant shares less a corresponding fraction of the exercise price.

Adjustments

     The number of warrant shares purchasable upon exercise of warrants and the exercise price will be subject to adjustment in specified circumstances including:

          (i) our payment of dividends and other distributions in the form of capital stock on common stock;

          (ii) subdivisions, combinations and reclassifications of the our common stock;

          (iii) any issuance to all holders of our common stock or of securities convertible into or exchangeable or exercisable for shares of common stock or of rights, options or warrants entitling them to subscribe for our common stock or securities convertible into, or exchangeable or exercisable for, our common stock, in each case, at a price which is less than the current market value per share of our common stock; and

          (iv)   specified dividends or distributions on our common stock.

     Notwithstanding the foregoing, no adjustment in the exercise price will be required in respect of the grant of any stock option or other stock incentive award pursuant to any stock option plan or similar plan or to the extent the securities granted under such plans are issued or granted at a price not below the fair market value of the common stock (as defined) on the date of the award or issuance.

     If we consolidate with or merge with or into any other person or sell or otherwise convey all or substantially all of our properties and assets to another person, as a condition to consummating any such transaction the person formed by or surviving any such consolidation or merger if other than us or the person to whom such transfer has been made shall provide that the holders of the warrants shall be entitled to receive the same kind and amount of securities and other assets following such transactions as the holders would have received had they exercised the warrants immediately prior to the transaction.

     Fractional shares of common stock are not required to be issued upon exercise of warrants, but in lieu thereof we will pay a cash adjustment, except in limited circumstances.

     If any event occurs as to which the foregoing provisions are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of our board of directors, fairly and adequately protect the rights of the warrant holders in accordance with the essential intent and principles of such provisions, then our board of directors shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the board of directors, to protect those rights as aforesaid, but in no event shall any such adjustment have the effect of decreasing the exercise price or decreasing the number of warrant shares issuable upon exercise of the warrants.

Reservation of Shares

     We have authorized and reserved for issuance and will at all times reserve and keep available that number of shares of our common stock as will be issuable upon the exercise of all outstanding warrants. Those shares of our common stock, when paid for and issued, will be duly and validly issued, fully paid and nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof.

Amendment

     From time to time, we and the warrant agent, without the consent of the holders of the warrants, may amend or supplement the warrant agreement for specified purposes, including curing ambiguities, defects or inconsistencies or making any change that does not adversely affect the legal rights of any holder. Any amendment or supplement to the warrant agreement that adversely affects the legal rights of the holder of the warrants will require the written consent of the holders of a majority of the then outstanding warrants (excluding warrants held by us or any of our affiliates). The consent of each holder of the warrants affected will be required for any amendment pursuant to which the exercise price would be increased or the number of warrant shares purchasable upon exercise of warrants would be decreased (other than pursuant to adjustments provided in the warrants agreement) or any of the adjustment provisions in the warrant agreement would be changed in a manner that would have any such effect.

Certain Federal Income Tax Considerations

     The following discussion sets forth the material federal income tax consequences, under current law, relating to the purchase and sale of the warrants and the underlying common stock. The discussion is a summary and does not purport to deal with all aspects of federal taxation that may be applicable to an investor, nor does it consider specific facts and circumstances that may be relevant to a particular investor's tax position. Some holders, such as dealers in securities, insurance companies, tax exempt organizations, foreign persons and those holding common stock or warrants as part of a straddle or hedge transaction, may be subject to special rules that are not addressed in this discussion. This discussion is based only on current provisions of the Internal Revenue Code of 1986, as amended, and on administrative and judicial interpretations as of the date hereof, all of which are subject to change. You should consult your own tax advisor as to the specific tax consequences to you of this offering, including the applicability of federal, state, local and foreign tax laws.

     Exercise or Sale of Warrants. No gain or loss will be recognized by a holder of a warrant on the purchase of shares of common stock for cash upon the exercise of a warrant, except that gain will be recognized to the extent cash is received in lieu of fractional shares. The tax basis of common stock received upon exercise of a warrant will equal the sum of the holder's tax basis for the exercised warrant and the exercise price. The holding period of the common stock acquired will begin on the date the warrant is exercised and the common stock is purchased. It does not include the period during which the warrant was held.

     Gain or loss from the sale or other disposition of a warrant will be capital gain or loss to its holder if the common stock to which the warrant relates would have been a capital asset in the hands of such holder. This capital gain or loss will be long-term capital gain or loss if the holder has held the warrant for more than one year at the time of the sale, disposition or lapse. On the redemption of a warrant by us, the holder generally will realize capital gain or loss. Individuals generally have a maximum federal income tax of 20% on long term capital gains. The deduction of capital losses is subject to limitations.

     Sale of Common Stock. A holder's sale or exchange of common stock which is not in connection with a tax- free reorganization of AirTran will result in the recognition of gain or loss to the holder in an amount equal to the difference between the amount realized and such holder's tax basis in the common stock. If the common stock constitutes a capital asset in the hands of the holder, gain or loss upon the sale of the common stock will be characterized as long-term or short-term capital gain or loss, depending on whether the common stock has been held for more than one year. Individuals generally have a maximum federal income tax of 20% on long term capital gains. The deductions of capital losses is subject to limitations.

     Expiration of Warrants Without Exercise. If a holder of a warrant allows it to expire without exercise, the expiration will be treated as a sale or exchange of the warrant on the expiration date. The holder will have a loss equal to the amount of such holder's tax basis in the lapsed warrant. If the warrant constitutes a capital asset in the hands of the holder, the loss will be characterized as long-term or short-term capital loss, depending on whether the warrant was held for more than one year. The deduction of capital losses is subject to limitations.

     The preceding discussion of certain United States federal income tax consequences is for general information only and does not constitute tax advice. Accordingly, each prospective investor should consult its tax adviser as to the particular tax consequences to it of acquiring, holding and disposing of warrants or shares of common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

                        BOEING CAPITAL LOAN CORPORATION

     In April 2001, we conducted a refinancing transaction in which we issued certain securities to Boeing Capital. These securities consisted of:

  .  $17.5 million principal amount of 13.00% Senior Secured Notes, due April
     2009;

  . $17.5 million principal amount of 12.27% Series B Senior Convertible Notes, which are convertible into an aggregate of 3,228,782 shares of our common stock;

  . $166.4 million principal amount of 11.27% Senior Secured Series A Notes due 2008 (issued by our wholly owned subsidiary, AirTran Airways); and

  . 166,400 warrants to purchase an aggregate of 3,000,000 shares of our common stock at a purchase price per share of $4.51.

     As part of the refinancing transaction, we agreed with Boeing Capital to register for resale (i) the 166,400 warrants, along with the 3,000,000 shares of common stock issuable upon exercise of the warrants, and (ii) the 3,228,782 shares of common stock into which the Series B Senior Convertible Notes are convertible. This prospectus supplement forms a part of the registration statement we have filed with the SEC to satisfy our obligation to register the securities.

     Boeing Capital does not beneficially own any warrants to purchase our common stock or any shares of our common stock other than the warrants and shares of common stock being offered under this prospectus. The 3,000,000 shares of common stock issuable upon conversion of the warrants and the 3,228,782 shares of common stock issuable upon conversion of the $17.5 million of Series B Senior Convertible Notes together represent the beneficial ownership by Boeing Capital of approximately 8.5% of our common stock as of April 30, 2001, determined in accordance with Rule 13d-3 of the Exchange Act.

     We have also entered into agreements with Boeing Capital and its affiliates in connection with the purchase and financing of aircraft used or to be used in our operations. Information regarding these agreements can be found in our Annual Report on Form 10-K/A for the year ended December 31, 2000, which is incorporated by reference in this prospectus supplement.

                                USE OF PROCEEDS

     All of the warrants and common stock offered under this prospectus are being sold by Boeing Capital. We will not receive any of the proceeds from the sale of the common stock or the warrants offered by Boeing Capital, or from the sale of the common stock issued upon exercise of the warrants. We will receive the proceeds of the exercise price of any of the warrants if and when they are exercised, unless they are exercised pursuant to the "cashless exercise" provision of the warrant agreement, as described above under the heading "Description of Warrants -- Exercise."

PROSPECTUS

                            AIRTRAN HOLDINGS, INC.

                                 $300,000,000

                                 COMMON STOCK
                                PREFERRED STOCK
                                DEBT SECURITIES
                                   WARRANTS

                              ------------------

Through this prospectus, we may periodically offer to sell, or selling security holders may periodically offer to resell:

 .    shares of our common stock;

 .    shares of our preferred stock;

 .    our debt securities; or

 .    warrants to purchase any of these securities.

     The offering price of all securities issued under this prospectus may not exceed $300,000,000. We will provide the specific terms of these securities in supplements to this prospectus. This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities. You should read this prospectus and any prospectus supplement carefully before you invest in any of these securities.

     Our common stock trades on the American Stock Exchange under the symbol "AAI." We will list any shares of our common stock sold under this prospectus on the American Stock Exchange. If we decide to list or seek a quotation for any other securities, the prospectus supplement will disclose the exchange or market on which such securities will be listed or quoted.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              ------------------


                 The date of this prospectus is May 31, 2001.

     You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement accompanying this prospectus and that we have referred you to. We have not authorized anyone to provide you with information that is different. You should not assume that the information in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                              ------------------

     Unless we specify otherwise, references in this prospectus to "AirTran," "we," "us" and "our" are to AirTran Holdings, Inc. and its subsidiaries.

                              ------------------


                               TABLE OF CONTENTS


                                                                            Page

    AirTran..............................................................     1
    Use of Proceeds......................................................     2
    Ratio of Earnings to Fixed Charges...................................     2
    Description of Capital Stock.........................................     3
    Description of Debt Securities.......................................     7
    Description of Warrants..............................................    14
    Selling Security Holders.............................................    16
    Plan of Distribution.................................................    17
    Legal Matters........................................................    19
    Experts..............................................................    19
    Where You Can Find More Information..................................    19
    Forward-Looking Statements...........................................    20




                                      (i)

                                    AIRTRAN


     We are the second-largest affordable-fare scheduled airline in the United States in terms of departures. We offer scheduled airline service serving short-haul markets, primarily from our hub in Atlanta, Georgia, the nation's busiest airport. We currently operate 55 aircraft making over 300 flights per day serving 34 cities throughout the eastern United States.


     Our principal executive offices are located at 9955 AirTran Boulevard, Orlando, Florida 32827, and our telephone number is (407) 251-5600. We maintain an Internet site at http://www.airtran.com. The reference to our web address does not constitute incorporation by reference of the information contained at the site.

                                USE OF PROCEEDS

     Except as we may otherwise state in any prospectus supplement, we intend to use the net proceeds from the sale of the securities described in this prospectus for general corporate purposes, including the retirement of debt, additions to working capital and capital expenditures. We will not receive any proceeds from the sale of securities by selling security holders.

                      RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges is computed by dividing fixed charges into net earnings before income taxes, plus fixed charges less interest capitalized during the period and plus amortization of interest amortized in prior periods. Fixed charges include interest costs, including interest capitalized during the period, and the estimated interest component of rent expense.




                                 Years Ended December 31,                                          Three Months
------------------------------------------------------------------------------------------        Ended March 31,
    1996               1997                1998               1999               2000                  2001
-------------     --------------      --------------      -------------      -------------     -------------------
    (1)                (1)                 (1)                (1)                1.7                    1.6


------------------------
(1) For the years ended December 31, 1996, 1997, 1998 and 1999, our earnings were insufficient to cover fixed charges by $67.1 million, $121.0 million, $44.1 million and $103.4 million, respectively.

                         DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock is qualified in its entirety by reference to our articles of incorporation and bylaws and to any certificate of designations that we file with the Securities and Exchange Commission if we offer preferred stock under this prospectus. We have filed a copy of our articles of incorporation as an exhibit to the registration statement of which this prospectus is part.

General

     Our authorized capital stock consists of

     .  1,000,000,000 shares of common stock, par value $0.001 per share, and

     .  5,000,000 shares of preferred stock, par value $0.01 per share.

     As of March 1, 2001, 66,583,000 shares of our common stock and no shares of our preferred stock were issued and outstanding.

Common Stock

     Voting Rights

     The holders of our common stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of shares of our common stock are not entitled to cumulate their votes in the election of directors.

     Generally, all matters to be voted on by our stockholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast, subject to state law and any voting rights granted to any of the holders of our preferred stock.

     Dividends

     Holders of our common stock will share in an equal amount per share in any dividend declared by our board of directors, subject to any preferential rights of any of our outstanding preferred stock.

     Other Rights

     On our liquidation, dissolution or winding up, after payment in full of any amounts we must pay to any creditors and any holders of our preferred stock, all of our common stockholders are entitled to share ratably in any assets available for distribution to our common stockholders.

     No shares of our common stock are subject to redemption or have preemptive rights to purchase additional shares of our common stock.

Preferred Stock

     As of the date of this prospectus, no shares of preferred stock are outstanding. Our board of directors may authorize the issuance of preferred stock in one or more series and may determine, with respect to any series, the designations, powers, preferences and rights of that series, and the qualifications, limitations and restrictions of that series, including:

  .  the designation of the series;

  . the number of shares of the series, which number may thereafter be increased or decreased by our board of directors (but not below the number of shares of that series then outstanding);

  . whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

  . the conditions under which and the dates upon which dividends will be payable, and the relation which those dividends will bear to the dividends payable on any other class or classes of stock;

  . the redemption rights and price or prices, if any, for shares of the series;

  . the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

  . the amounts payable on and the preferences of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company;

  . whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of that other class or series or that other security, the conversion price or prices or rate or rates, any adjustments to that price or those prices or that rate or those rates, the date or dates as of which those shares will be convertible and all other terms and conditions upon which the conversion may be made;

  . restrictions on the issuance of shares of the same series or of any other class or series; and

  .  the voting rights, if any, of the holders of shares of that series.

     We believe that the ability of our board of directors to issue one or more series of preferred stock will provide us with flexibility in structuring possible future financings and in meeting other corporate needs that might arise. Our authorized shares of preferred stock will be available for issuance without further action by our stockholders, unless that action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The American Stock Exchange currently requires stockholder approval as a prerequisite to listing shares in several instances, including the sale or issuance of common stock equal to 20% or more of presently outstanding stock for less than the greater of book or market value.

     Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of that series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors may decide to issue those shares based on its judgment as to the best interests of our company and our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage a potential acquiror from making an unsolicited and unwanted acquisition attempt through which that acquiror may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of that stock.

Business Combination Statute

     We are subject to Section 78.438 of the Nevada Revised Statutes which restricts certain business combinations between our company and an "interested stockholder" or its affiliates or associates for three years after the stockholder becomes an "interested stockholder." An "interested stockholder" is, in general, a stockholder that owns 10% or more of a corporation's outstanding voting stock. The restrictions do not apply if our board of directors approved the transaction that caused an interested stockholder to become an interested stockholder. Although we may elect to exclude our company from the restrictions imposed by Section 78.438 of the Nevada Revised Statutes, our articles of incorporation do not currently exclude us from those restrictions. The impact of being subject to this provision could discourage an unfriendly or unsolicited takeover attempt.

Articles of Incorporation and Bylaw Provisions

     The summary set forth below describes certain provisions of our articles of incorporation and bylaws. The summary is qualified in its entirety by reference to the provisions of our articles of incorporation and bylaws, copies of which we have filed as exhibits to the registration statement of which this prospectus forms a part.

     Some of the provisions of our articles of incorporation and bylaws discussed below may have the effect, either alone or in combination with the provisions of Section 78.438 discussed above, of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt that is opposed by our board of directors but that a stockholder might consider to be in its best interest.

     Stockholder Action by Written Consent; Special Meetings

     Under the NRS and our articles of incorporation, any action required or permitted to be taken at a meeting of our stockholders may be taken without a meeting if a written consent is signed by stockholders holding at least a majority or other proportion of the voting power necessary to authorize or take the action.

     Our bylaws provide that special meetings of stockholders may be called at any time by either a majority of our board of directors or by stockholders holding not less than 25% of the voting power. Business transacted at all special meetings must be confined to the objects stated in the calling of the meeting. A written request to our President or Secretary will cause either of them to give notice to our stockholders entitled to vote at the special meeting within 30 days after delivery of the request. The request may fix the time of meeting and contents of the notice. The notice must specify the place, day, hour and purpose for calling the meeting and must be sent to stockholders not less than 10 days nor more than 60 days before the meeting, except where the meeting is for the purpose of approving a merger or consolidation agreement, in which case notice must be given not less than 20 days prior to the meeting.

     Amendments

     The NRS requires that any amendment to the provisions of our articles of incorporation must be approved by the holders of at least a majority of the outstanding common stock. Our bylaws provide that our board of directors may amend our bylaws.

Listing

     Our common stock trades on the American Stock Exchange under the symbol "AAI." We will list any shares of our common stock sold under this prospectus on the American Stock Exchange.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is First Union National Bank, Charlotte, North Carolina.

                        DESCRIPTION OF DEBT SECURITIES

     The following description summarizes some of the general terms and conditions of the debt securities that we may issue under this prospectus. We will describe the particular terms of any debt securities that we offer and the extent to which the general provisions below will apply to those debt securities in a prospectus supplement relating to those debt securities.

     We will issue these debt securities under an indenture. A trustee under the indenture will be named prior to the offering of any debt securities. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The debt securities will be subject to all those terms, and we refer the holders of the debt securities to the indenture and the Trust Indenture Act for a statement of those terms. Unless we otherwise indicate, capitalized terms have the meanings given them in the indenture. Unless we tell you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

     The applicable prospectus supplement will specify whether the debt securities we issue will be senior, senior subordinated or subordinated, including, if applicable, junior subordinated, debt. The debt securities may be convertible into shares of our preferred stock or common stock or other securities or may be issued as part of units of debt securities and other securities that we may offer under this prospectus. If we issue debt securities as part of units consisting of debt securities and other securities we may issue under this prospectus or in exchange for shares of our preferred stock, we will describe any applicable material federal income tax consequences to holders in the applicable prospectus supplement.

     The following summary of various provisions of the indenture and the debt securities is qualified by reference to the indenture which has been filed as an exhibit to the registration statement of which this prospectus is a part.

General

     The indenture will not limit the amount of additional indebtedness that we or any of our subsidiaries may incur, except as we may provide in the applicable prospectus supplement. The debt securities will be senior or subordinated obligations as described in the applicable prospectus supplement.

     We will indicate in the applicable prospectus supplement the following terms of and information concerning any debt securities we issue and the extent those terms apply to those debt securities and have not been otherwise described:

     .    the specific title, aggregate principal amount, denomination and form;

     . the date of maturity or the method by which that date may be determined or extended;

     . any interest rate or rates, whether fixed or floating or the method by which that rate or those rates will be determined;

     . the date from which interest will accrue or the method by which that date may be determined or reset, the dates on which that interest will be payable and the record date for any interest payable on the interest payment date and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

     . the place or places where the principal of and any premium and any interest on the debt securities will be payable, or where those debt securities may be surrendered for registration of transfer or exchange, if not the corporate trust office of the trustee for those debt securities;

     . the portion of the principal amount of debt securities of the series payable upon certain declarations of acceleration or the method by which that portion shall be determined;

     . the denominations and the currency, currencies, currency units or composite currencies in which the debt securities will be issuable;

     . the currency, currencies, currency units or composite currencies in which payments on the debt securities will be made, if not U.S. dollars;

     . whether the debt securities are senior debt securities or subordinated debt securities, and if subordinated debt securities, the terms of the subordination;

     . any redemption, repayment or sinking fund provisions, including the period or periods within which, the currency, currencies, currency units or composite currencies in which and the other terms and conditions upon which we may redeem the debt securities;

     . the ability of a holder of a debt security to renew or extend the maturity of all or any portion of a debt security;

     . whether the debt securities are convertible into or exchangeable for our common stock or preferred stock or other securities and the terms of the security into which they are convertible or exchangeable, the conversion price or exchange ratio, other terms related to conversion and exchange and any anti-dilution protections;

     . if the amount of payments of principal of or any premium or interest on any debt securities of the series may be determined by reference to an index, formula or other method, the index, formula or other method by which those amounts will be determined;

     . whether and by what method the debt securities of the series or certain covenants under the related indenture may be defeased and discharged by us;

     . whether the debt securities of the series shall be issued in whole or in part as book-entry securities;

     . whether additional debt securities of the series may be issued following the initial issuance of the debt securities of the series;

     .    any applicable material federal income tax consequences; and

     . any other material specific terms of the debt securities, including any material additional events of default or covenants provided for and any material terms that may be required by or advisable under applicable laws or regulations.

Payment of Principal, Premium and Interest

     Unless otherwise indicated in an applicable prospectus supplement, principal of and premium, if any, and interest, if any, on the debt securities will be payable, and the debt securities will be exchangeable and transfers of debt securities will be registrable, at the office of the trustee, which will be provided in the applicable prospectus supplement. At our option, however, payment of interest may be made by:

     . wire transfer on the date of payment in immediately available federal funds or next day funds to an account specified by written notice to the trustee from any holder of debt securities;

     . any similar manner that the holder may designate in writing to the trustee; or

     . check mailed to the address of the holder as it appears in the security register.

     Any payment of principal and premium, if any, and interest, if any, required to be made on a day that is not a business day need not be made on that day, but may be made on the next succeeding business day with the same force and effect as if made on the non-business day. No interest will accrue for the period from and after the non-business day.

     Unless otherwise indicated in the prospectus supplement relating to the particular series of debt securities, we will issue the debt securities only in fully registered form, without coupons, in denominations of $1,000 or any multiple of $1,000. We will not require a service charge for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

Original Issue Discount Securities

     Debt securities may be issued under the indenture as original issue discount securities to be offered and sold at a substantial discount from their stated principal amount. An original issue discount security under the indenture includes any security which provides for an amount less than its principal amount to be due and payable upon a declaration of acceleration upon the occurrence of an event of default. In addition, under regulations of the U.S. Treasury Department it is possible that debt securities which are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes, and special rules may apply to debt securities and warrants which are considered to be issued as "investment units." Federal income tax consequences and other special considerations applicable to any such original issue discount securities, or other debt securities treated as issued at an original issue discount, and to "investment units" will be described in the applicable prospectus supplement.

Book-Entry Debt Securities

     The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depository or its nominee identified in the prospectus supplement relating to the debt securities. In this case, one or more global securities will be issued in a denomination or total denominations equal to the portion of the total principal amount of outstanding debt securities to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depository for the global security to a nominee of the depository and except in the circumstances described in the prospectus supplement relating to the debt securities. We will describe in the applicable prospectus supplement the terms of any depository arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Redemption

     If and to the extent we provide in the applicable prospectus supplement, we will have the right to redeem the debt securities, in whole or from time to time in part, after the date and at the redemption prices set forth in the applicable prospectus supplement.

Events of Default

     The indenture defines an event of default for the debt securities of any series as:

     . failure to pay principal (or premium) on any debt security of that series when due (after a 30 day grace period);

     . failure to pay interest on any debt security of that series within 30 days of the date when due;

     .    failure to deposit any sinking fund payment when due for that series;

     . failure to perform for 90 days after notice any of the other covenants in the indenture;

     .    certain events of bankruptcy, insolvency or reorganization; and

     . any other event of default provided for debt securities of that series.

     The indenture provides that if any event of default affecting outstanding debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount, or, if the debt securities of that series are original issue discount securities or indexed securities, the portion of the principal amount of those debt securities as specified by their terms, of all debt securities of that series to be due and payable immediately. However, under certain circumstances the holders of a majority in principal amount of the outstanding debt securities of that series on behalf of the holders of all debt securities of that series may annul a declaration and waive past defaults, except, unless previously cured, a default in payment of principal of or any premium or any interest on the debt securities of that series and other specified defaults.

     We refer you to the prospectus supplement relating to each series of debt securities that are original issue discount securities for the particular provisions regarding acceleration of the maturity of a portion of the principal amount of those original issue discount securities if an event of default occurs and continues.

     The indenture contains a provision entitling the trustee, subject to its duty to act with the required standard of care during a default under any series of debt securities, to be indemnified by the holders of debt securities of that series before exercising any right or power under the indenture at the request of the holders of the debt securities of that series.

     The indenture provides that no holder of debt securities of any series may institute proceedings, judicial or otherwise, to enforce the indenture except if the trustee fails to act for 60 days after it receives a written request to enforce the indenture by the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of that series and an offer of reasonable indemnity. This provision will not prevent any holder of debt securities from enforcing payment of the principal of and any premium and interest on those debt securities when due. The holders of a majority in aggregate principal amount of the debt securities of any series outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on it with respect to those debt securities. However, the trustee may refuse to follow any direction that it determines would be illegal or would conflict with the indenture or involve it in personal liability or which would unjustly prejudice holders of the debt securities of that series not joining the proceeding.

     The indenture provides that the trustee will, within 90 days after a default occurs that affects the outstanding debt securities of any series, give to the holders of those debt securities notice of that default, unless that default has been cured or waived. Except in the case of a default in the payment of principal of, or any premium or interest on, any debt securities or payment of any sinking fund installment, the trustee will be protected in withholding of that notice if it determines in good faith that the withholding of that notice is in the interest of the holders of the debt securities of that series.

     We will be required to file with the trustee annually an officers' certificate as to the absence of certain defaults under the terms of the indenture.

Defeasance of Debt Securities or Selected Covenants

     Defeasance and Discharge. Unless we otherwise indicate in the applicable prospectus supplement, the debt securities of any series will provide that we will be discharged from all obligations under the debt securities of that series, except for obligations to register the transfer or exchange of debt securities of that series, to replace stolen, lost or mutilated debt securities of that series, to maintain paying agencies and to hold moneys for payment in trust, once we deposit with the trustee, in trust, money and/or U.S. government obligations, which through the payment of interest and principal, will provide a sufficient amount of money to pay and discharge the principal of and any premium and any interest on, and any mandatory sinking fund payments that apply to, the debt securities of that series on the stated maturity of those payments. This discharge may occur only if, among other things, we deliver to the trustee an opinion of counsel stating that we have received from, or there has been published by, the IRS a ruling, or there has been a change in tax law, that would cause the discharge not to be deemed, or result in, a taxable event for the holders of the debt securities of that series.

     Defeasance of Selected Covenants. Unless we otherwise provide in the applicable prospectus supplement, the debt securities of any series will permit us not to comply with some restrictive covenants, including those relating to consolidation and merger in the indenture, if we satisfy certain conditions. We will be able to defease those covenants if, among other things:

     . we deposit with the trustee money and/or U.S. government obligations, which, through the payment of interest and principal, will provide a sufficient amount of money to pay the principal of and any premium and any interest on, and any mandatory sinking fund payments applicable to, the debt securities of that series on the stated maturity of those payments; and

     . we deliver to the trustee an opinion of counsel stating that the deposit and related covenant defeasance will not cause the holders of the debt securities of that series to recognize income, gain or loss for federal income tax purposes.

     If we elect to defease the covenants of a series of debt securities and subsequently those debt securities are declared due and payable because an event of default has occurred, the amount of money and/or U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on those debt securities at their stated maturity but may not be sufficient to pay amounts due on those debt securities at the time of the acceleration. However, we will remain liable for those payments.

     We will state in the prospectus supplement for any particular series of debt securities if any defeasance provisions will apply to those debt securities.

Modification of the Indenture and Waiver of Covenants

     The indenture permits us and the trustee, with the consent of the holders of at least a majority in principal amount of outstanding debt securities of each series affected, to execute supplemental indentures adding provisions to or changing or eliminating provisions of the indenture or modifying the rights of the holders of outstanding debt securities of that series, except that no supplemental indenture may, without the consent of the holder of each outstanding debt security affected:

     . change the stated maturity, or reduce the principal amount, any premium on or the rate of payment of any interest on, of any debt security of any series;

     . reduce the principal amount of, or the premium, if any, or, except as otherwise provided in the prospectus supplement, interest on, any debt security, including in the case of an original issue discount security the amount payable upon acceleration of the maturity;

     . change the place or currency of payment of principal of, premium, if any, or interest on any debt security;

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

     . impair the right to institute suit for the enforcement of any payment on any debt security on or at the stated maturity thereof, or in the case of redemption, on or after the redemption date; or

     . reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

     The indenture also allows us not to comply with certain covenants in the indenture upon waiver by the holders of a majority in principal amount of outstanding debt securities of the series affected.

Consolidation, Merger and Sale of Assets

     The indenture allows us, without the consent of the holders of any of the outstanding debt securities, to consolidate with or merge into any other person or transfer or lease substantially all of our assets if:

     . the successor is a corporation organized under the laws of any domestic jurisdiction;

     . the successor corporation assumes our obligations on the debt securities and under the indenture; and

     . after giving effect to the transaction no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing.

Governing Law

     Unless we otherwise specify in the applicable prospectus supplement, the indenture for the debt securities and the debt securities will be governed by New York law.

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


                            DESCRIPTION OF WARRANTS

     The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we or selling security holders may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that may be offered under this prospectus, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference to the registration statement which includes this prospectus.

General

     We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities.

     We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreement with a warrant agent and, if so, we will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

     We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

  .  the offering price and aggregate number of warrants offered;

  . if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security or each principal amount of the security;

  . if applicable, the date on and after which the warrants and the related securities will be separately transferable;

  . in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon exercise;

  . in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon exercise;

  . the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

  .  the terms of any rights to redeem or call the warrants;



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


  . any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

  . the dates on which the right to exercise the warrants will commence and expire;

  .  the manner in which the warrant agreement and warrants may be modified;

  .  federal income tax consequences of holding or exercising the warrants;

  .  the terms of the securities issuable upon exercise of the warrants; and

  . any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

     Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

  . in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

  . in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

     Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the expiration date we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

     Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to us or the warrant agent, as applicable, in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver upon exercise.

     Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.



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


Enforceability of Rights By Holders of Warrants

     Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

                           SELLING SECURITY HOLDERS

     In addition to covering the offering of securities by us, this prospectus covers the offering for resale of securities by selling security holders. The applicable prospectus supplement will set forth, with respect to each selling security holder:

  .  the name of the selling security holder;

  . the nature of any position, office or other material relationship which the security holder has had during the prior three years with us or any of our predecessors or affiliates;

  . the amount of securities held by the selling security holder of the class offered for resale;

  . the amount of securities to be offered for the selling security holder's account; and

  . the amount and the percentage of the securities to be owned by the selling security holder after completion of the offering;

     The selling security holders may include or consist of, from time to time, such underwriters and/or other persons with whom we may enter into standby arrangements from time to time as described under "Plan of Distribution."



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

                             PLAN OF DISTRIBUTION

Distribution by AirTran

     We may sell securities issuable under this prospectus to or through one or more underwriters or dealers and also may sell those securities directly to institutional investors or other purchasers, or through agents.

     We may distribute the securities periodically in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to those prevailing market prices or at negotiated prices.

     In connection with the sale of any securities under this prospectus, underwriters or agents may receive compensation from us or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of those securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any of those underwriters or agents will be identified, and any compensation received from us will be described, in the related prospectus supplement.

     Under agreements that we may enter into, underwriters and agents who participate in the distribution of securities issuable under this prospectus may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act.

     If we so indicate in the related prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by some institutions to purchase securities from us under contracts providing for payment and delivery on a future date. Institutions with whom we would enter into those contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under a contract will be subject to the condition that the purchase of the securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which that purchaser is subject. The underwriters and those other agents will not have any responsibility as to the validity or performance of those contracts.

     If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the SEC may limit the ability of underwriters and some selling group members to bid for and purchase the securities. As an exception to these rules, underwriters may engage in some transactions that stabilize the price of the securities. Those transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

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

     If any underwriters create a short position in the securities in connection with any offering, that is, if they sell more securities than are set forth on the cover page of any prospectus supplement accompanying this prospectus, the underwriters may reduce that short position by purchasing securities in the open market.

     Underwriters may also impose a penalty bid on some selling group members. This means that if the underwriters purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the selling group members that sold those securities as part of that offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resales of the securities.

     Some of the underwriters or agents and their associates may engage in transactions with and perform services for us or our affiliates in the ordinary course of business.

     The securities we sell under this prospectus may or may not be listed on a national securities exchange (other than our common stock, which is listed on the Nasdaq National Market). We will list on the Nasdaq National Market any shares of our common stock sold under a prospectus supplement to this prospectus, subject to official notice of issuance. We can not assure you that there will be an active trading market for any of the securities sold under this prospectus.

Distribution by Selling Security Holders

     Selling security holders may distribute securities from time to time in one or more transactions (which may involve block transactions) on the American Stock Exchange or otherwise. Selling security holders may sell securities at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The selling security holders may from time to time offer their securities through underwriters, brokers, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling security holders and/or the purchasers of the securities for whom they act as agent. From time to time the selling security holders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities, or derivatives thereof, and may sell and deliver securities in connection therewith.

     As of the date of this prospectus, we have engaged no underwriter, broker, dealer or agent in connection with any distribution of securities pursuant to this prospectus by any selling security holders. To the extent required, the amount of securities to be sold, the purchase price, the name of any applicable agent, broker, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in the applicable prospectus supplement. The aggregate net proceeds to the selling security holders from the sale of securities will be the sale price of those securities, less any commissions, if any, and other expenses of issuance and distribution not borne by us.


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


     The selling security holders and any brokers, dealers, agents or underwriters that participate with the selling security holders in a distribution of securities may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the securities purchased by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     The applicable prospectus supplement will set forth the extent to which we will have agreed to bear fees and expenses of the selling security holders in connection with the registration of the securities offered hereby by them. We may, if so indicated in the applicable prospectus supplement, agree to indemnify selling security holders against certain civil liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the securities issuable under this prospectus will be passed upon for us by Smith, Gambrell & Russell, LLP, Atlanta, Georgia.

                                    EXPERTS

     The consolidated financial statements and schedule appearing in our Annual Report on Form 10-K/A for the year ended December 31, 2000 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all the securities offered under this prospectus are sold. This prospectus is part of the registration statement we filed with the SEC.

     1. Annual Report on Form 10-K, including any amendments, for the year ended December 31, 2000.


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


     2.  Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

     3. Current Reports on Form 8-K filed January 23, 2001, March 14, 2001 and April 4, 2001.

     You may request a copy of these filings, at no cost, by writing or telephoning us at 9955 AirTran Boulevard, Orlando, Florida 32827, telephone
(407) 251-5600, Attention: Investor Relations.

                          FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained or incorporated by reference in this prospectus, including statements regarding our competitive strengths, business strategy, future financial position, budgets, projected costs and plans and objectives of management are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "should," "intend," "estimate," "anticipate," "believe," "continue" or similar terminology. We can give no assurance that the expectations reflected in forward-looking statements will prove to have been correct. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of factors including those set forth under the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections incorporated by reference in this prospectus from our Annual Report on Form 10-K/A for the year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001. All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the factors we disclose that could cause our actual results to differ materially from our expectations. We undertake no obligation to update publicly or revise any forward-looking statements unless these statements become materially false or misleading.


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